EXHIBIT 5.1

                   [Wyche, Burgess, Freeman & Parham Letterhead]

                                      March 8, 2000


Carolina First Corporation
102 South Main Street
Greenville, South Carolina 29601


          Re: Opinion re Legality of shares issued pursuant to the Registration Statement on Form S-8 of Carolina First Corporation Amended and Restated Fortune 50 Plan


Ladies and Gentlemen:

     The opinion set forth below is rendered with respect to the 200,000 shares, $1.00 par value, of common stock of Carolina First Corporation (the "Company"), that will be registered with the Securities and Exchange Commission by the above-referenced Registration Statement on Form S-8 pursuant to the Securities Act of 1933, as amended, in connection with the Company's Amended and Restated Fortune 50 Plan (the "Plan"). We have examined the Company's Articles of
Incorporation, and all amendments thereto, and the Company's By-Laws, as amended, and reviewed the records of the Company's corporate proceedings. We have made such investigation of law as we have deemed necessary in order to enable us to render this opinion. With respect to matters of fact, we have
relied  upon  information   provided  to  us  by  the  Company  and  no  further
investigation. With respect to all examined documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as copies and the accuracy and completeness of the information contained therein.

     Based on and subject to the foregoing and subject to the comments, limitations and qualifications set forth below, we are of the opinion that upon satisfaction of the exercisability and other conditions set forth in the Plan and in the applicable stock option agreement or letter and payment of the applicable exercise price, shares of the Company's common stock covered by the above-referenced Registration Statement that are issued after the date hereof under and in compliance with the terms of the Plan will be legally issued, fully paid to the Company and non-assessable.

     The foregoing opinion is limited to matters governed by the laws of the State of South Carolina in force on the date of this letter. We express no opinion with regard to any matter that may be (or that purports to be) governed by the laws of any other state or jurisdiction or any political subdivision of the State of South Carolina. In addition, we express no opinion with respect to any matter arising under or governed by the South Carolina Uniform Securities Act, as amended, any law respecting disclosure or any law respecting any environmental matter.

     This opinion is rendered as of the date of this letter and applies only to the matters specifically covered by this opinion, and we disclaim any continuing responsibility for matters occurring after the date of this letter.

     Except as noted below, this opinion is rendered solely for your benefit in connection with the above-referenced Registration Statement on Form S-8 respecting shares of the Company's common stock to be issued under the Plan and may not be relied upon, quoted or used by any other person or entity, other than participants in the Plan, or for any other purpose without our prior written consent.

     We consent to the use of this opinion as an exhibit to the above-referenced Registration Statement on Form S-8 respecting shares of the Company's common stock to be issued under the Plan. We also consent to the use of our name under the heading "Item 5: Interests of Named Experts and Counsel."

                                  Very truly yours,

                                  /s/ WYCHE, BURGESS, FREEMAN & PARHAM, P.A.
                                  ------------------------------------------

                                  WYCHE, BURGESS, FREEMAN & PARHAM, P.A.